Exhibit 10.14

KLX Energy Services Holdings, Inc.

1300 Corporate Center Way

Wellington, Florida 33414-2105

April 27, 2020

John T. Collins

209 Via Tortuga

Palm Beach, FL 33480

Dear John:

The Board of Directors (the “Board”) of KLX Energy Services Holdings, Inc. (the “Company”) has approved your appointment as Non-Executive Chairman (“Chairman”) of the Board for the period commencing on May 1, 2020 and ending on the final date of your current Board term or, if earlier, the date of your resignation or removal from the Board (such period, the “Term”). During the Term, you shall render such services as are customarily associated with the position of Chairman and such other services as the Company may, from time to time, reasonably require of you consistent with such position.

During the Term, as compensation for performing your services as Chairman, you shall receive an annual cash retainer equal to $250,000, which retainer shall be earned on a monthly basis, and paid by the Company on a quarterly basis in arrears not later than the 15th day following the end of each calendar quarter. Upon termination of the Term for any reason, you shall be paid any earned but unpaid portion of the retainer for any completed months in the applicable calendar quarter. During the Term, you shall be eligible to receive annual equity awards under the Company’s Long-Term Incentive Plan or any successor plan thereto that are substantially consistent with those granted to other non-employee members of the Board, as such equity awards may be determined from time to time by the Board. During the Term, your outstanding restricted shares shall continue to remain outstanding subject to their terms.

During the Term, you shall be entitled to any rights and benefits pursuant to the Company’s travel policy (including, without limitation, business use of the Company’s corporate aircraft, provided that you coordinate with the Company’s Chief Executive Officer prior to any such use) and any other benefits made available to non-employee members of the Board generally, and shall receive reimbursement for all reasonable and necessary travel, business entertainment, and other out-of-pocket business expenses incurred or expended by you in connection with the performance of your duties hereunder in accordance with, and subject to the terms and conditions of, the Company’s expense reimbursement policy. In addition, you shall be eligible to be indemnified by the Company for any claim arising out of or in connection with your service as Chairman in the same manner and to the same extent as the Company indemnifies each of its non-employee members of the Board.

You shall at all times during the Term be treated as an independent contractor and shall be responsible for the payment of all taxes with respect to all amounts paid to you as compensation for the services provided hereunder. Accordingly, the Company will not deduct from compensation paid to you any federal, state or local income taxes, disability insurance, social security or other payroll taxes, payments for unemployment compensation or any other type of withholding.

This letter (“Letter”) is intended by the parties as a final expression of their agreement with respect to the subject matter hereof and is intended as a complete and exclusive statement of the terms and conditions thereof and supersedes and replaces all prior negotiations and agreements between the parties hereto, whether written or oral, with respect to the subject matter hereof. Except as otherwise expressly set forth herein, you shall not be eligible for any other compensation or benefits for your services during the Term.

This Letter shall be governed by the laws of the State of Delaware, without reference to the principles of conflicts of law. This Letter may be amended, modified or superseded, and any of the terms hereof may be waived, only by a written instrument executed by the parties hereto. The Company may assign its rights and obligations under this Letter to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise). This Letter shall be binding upon and inure to the benefit of you, the Company, and each of your and its respective successors, assigns and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of your rights or obligations may be assigned or transferred by you, other than your rights to payments hereunder, which may be transferred only by will or operation of law.

IN WITNESS WHEREOF, the parties have duly executed this Letter as of the date first written above.

KLX Energy Services Holdings, Inc.

/s/ Amin J. Khoury
Name: Amin J. Khoury
Title: President and Chief Executive Officer

John T. Collins

/s/ John T. Collins